IMPORTANT VOTE OF
PREFERRED APARTMENT COMMUNITIES, INC. COMMON STOCKHOLDERS
PLEASE ACT TODAY

May 12, 2014

Dear Stockholder:

On May 8, 2014, Preferred Apartment Communities, Inc. (the "Company") adjourned is 2014 Annual Meeting of Stockholders with respect to Proposal 2 from May 8, 2014 to June 26, 2014 to provide the Company with additional time to solicit votes for Proposal 2, a proposal to approve Articles of Amendment to the Company's charter to add holder redemption options in the first two years of ownership of the Company's Series A Redeemable Preferred Stock. The Annual Meeting with respect to Proposal 2 is scheduled to reconvene at 9:00 a.m., Eastern Time, on June 26, 2014 at 3625 Cumberland Blvd., 3rd Floor, Atlanta, Georgia 30339.

According to our records, we have not received your vote for Proposal 2. To ensure your vote is received in time, please vote as soon as possible.

The required vote to approve Proposal No. 2 is two-thirds of the Company's outstanding shares, or 10,224,040 shares out of 15,336,059 shares outstanding as of the record date for stockholders entitled to vote. As of May 8, 2014, approximately 63% of the Company’s outstanding shares had been voted on this proposal and, of these shares, approximately 99% had been voted in favor of the charter amendment.

APPROVAL OF PROPOSAL 2 REQUIRES THE AFFIRMATIVE VOTE OF 66.67% OF THE COMPANY'S OUTSTANDING SHARES SO EVERY VOTE COUNTS. PLEASE VOTE YOUR SHARES TODAY!

YOUR VOTE IS EXTREMELY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OF PREFERRED APARTMENT COMMUNITIES, INC. THAT YOU HOLD.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares using the voting instruction card included in this mailing. You may vote by mail, phone or internet by following the instructions on the enclosed vote instruction card. If you attend the Annual Meeting, you may vote your shares in person even if you previously sent a proxy card. In order to vote your shares in person, you must provide us with a legal proxy from your broker, bank or other holder of record. If you have any questions about the Annual Meeting, or if you require assistance on voting, please call Georgeson Inc., our proxy solicitor, at (888) 680-1526.

We value you as a Preferred Apartment Communities stockholder. Thank you for your continued support.

Sincerely,

John A. Williams Chief Executive Officer	Leonard A. Silverstein President and Chief Operating Officer